Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse Vice President, Market Development (781) 419-1812

Repligen Reports Third Quarter 2006 Financial Results

Company Reports 31% Increase in Product Revenue

WALTHAM, MA – February 9, 2006 – Repligen Corporation (NASDAQ: RGEN) today reported results for the third quarter of fiscal year 2006 ended December 31, 2005. Total revenue for the quarter was $2,988,000 compared to total revenue of $2,260,000 for the third quarter of fiscal year 2005. Product revenue for the third quarter was $2,958,000 compared to product revenue of $2,260,000 for the third quarter of fiscal year 2005, an increase of 31%. Gross profit on product revenue for the third quarter of fiscal year 2006 was $2,141,000 (72%), compared to $1,231,000 (54%) for the same period in fiscal year 2005. The increase in product revenue was primarily due to higher customer demand, while profit margin on product revenue was impacted favorably by the decreased royalty owed for SecreFlo®, our secretin product which is marketed to gastroenterologists for diagnosis of pancreatitis and gastrinoma, a rare form of cancer.

Operating expenses for the third quarter of fiscal year 2006 ended December 31, 2005 were $3,394,000 compared to $3,310,000 for the third quarter of fiscal year 2005. The net loss for the third quarter of fiscal year 2006 was $202,000 or $.01 per share, compared to a net loss of $193,000 or $.01 per share for the third quarter of fiscal year 2005. Cash and investments as of December 31, 2005 were $23,076,000 compared to $23,523,000 on March 31, 2005.

“Our financial results are consistent with our business strategy to build a self-sustaining, integrated biopharmaceutical Company,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Profits from our product sales are being reinvested in the maintenance and enforcement of our intellectual property rights, development of our product pipeline and expansion of our manufacturing capacity.”

For the nine-month period ended December 31, 2005, total revenue was $10,026,000 compared to $6,366,000 for the same period in fiscal year 2005, an increase of $3,660,000 or 57%. Gross profit on product revenue for the nine-month period was $7,023,000 (73%) compared to $3,501,000 (55%) for the same period in fiscal year 2005. Operating expenses for the nine-month period were $10,232,000 compared to $9,978,000 for the same period in fiscal year 2005. Net income for the nine-month period was $1,517,000 or $.05 per share compared to a net loss of $2,557,000 or $.09 per share in the same period in fiscal year 2005.

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Repligen Reports Third Quarter 2006 Financial Results, February 9, 2006

Update on Commercial Products, Intellectual Property and Product Development

Protein A

•	This quarter, we completed the construction of a new purification suite, which will allow us to increase our annual manufacturing throughput in excess of 100kg of Protein A per year. We are currently in the early stages of building a new fermentation suite, which will decrease our reliance on external fermentation contractors and increase our ability to control costs.

Secretin

•	Secretin is a gastrointestinal hormone involved in the process of digestion, which has also been shown to have activity in the central nervous system. Secretin signals the release of fluids into the ducts of the pancreas, a result which has been documented in the EU literature to improve MRI imaging of the pancreas. Secretin is not currently approved for this use in the U.S., which hinders wide-spread use and reimbursement. We are currently in discussions with the FDA on the criteria for approval to market our synthetic human secretin product (RG1068) for improvement of MRI imaging of the pancreas. We believe there may be more than 100,000 potential MRI images of the pancreas in the U.S. each year that could benefit from the use of secretin.

•	We are currently conducting a pilot study to assess the impact of secretin on a surrogate marker for a cognitive deficit characteristic of patients with schizophrenia. This study is being conducted to determine if the preliminary finding that secretin may have had an impact on a cognitive deficit is reproducible and related to drug treatment.

•	We have evaluated 12 patients in a Phase 1 clinical study of secretin in an anxiety disorder called Obsessive-Compulsive Disorder in which the patients received a subcutaneous dose form of secretin three times a week for 4 weeks. One of eight patients in the low dose group (10µg/kg) showed a clinically significant improvement that was correlated with drug treatment; however, none of the four patients treated at a higher dose level (20µg/kg) have shown a similar response. We are currently evaluating additional data to determine whether or not to enroll more patients in this trial. No serious adverse events have been reported and the drug has been well-tolerated.

Uridine

•	We have received FDA approval to initiate a multi-center, placebo-controlled, proof of principle study for a Phase 2 clinical trial of uridine in bipolar depression. Pending IRB approval from the clinical sites, we plan to start enrolling patients in the next 2 months. This study is being supported in part by approximately $1,000,000 of funding from the Stanley Medical Research Institute.

Intellectual Property

•	On December 23, 2005, the FDA approved Bristol-Myers Squibb Company’s (Bristol) (NYSE: BMY) application to market CTLA4-Ig, under the brand name Orencia®, for treatment of rheumatoid arthritis. In January, Repligen and The University of Michigan jointly filed a complaint against Bristol in the U.S. District Court for the Eastern District of Texas for infringement of U.S. Patent No. 6,685,941. The patent covers methods of using CTLA4-Ig to treat rheumatoid arthritis, as well as other autoimmune diseases. Repligen has exclusive rights to this patent from the University of Michigan and the United States Navy and we intend to seek a royalty bearing license agreement with Bristol whether through litigation or negotiation.

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Repligen Reports Third Quarter 2006 Financial Results, February 9, 2006

•	Repligen and MIT previously filed suit against ImClone, alleging that ImClone has infringed U.S. patent No. 4,663,281 in its production of Erbitux®. In February, the Court heard oral arguments on summary judgment motions brought by plaintiffs Repligen and MIT and defendant ImClone on the issue of exhaustion of patent rights. The Court may: 1) rule in Repligen’s favor, dismissing ImClone’s patent exhaustion defense and send the case to trial, 2) deny both parties motions and send the case to trial, or 3) rule in ImClone’s favor and dismiss Repligen’s suit, subject to appeal.

Quarterly Conference Call

Repligen will hold its quarterly conference call and webcast on Thursday, February 9th at 11:00 a.m. EST. This call can be accessed either via Repligen’s website at www.repligen.com or you may listen to the live broadcast by calling (888) 396-2356 for domestic calls and (617) 847-8709 for international calls, passcode: 77214078.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company committed to being the leader in the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease. Repligen has a Specialty Pharmaceuticals business comprised of rProtein A™ and SecreFlo®, the profits from which will be used to partially support the development of our proprietary products. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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Repligen Reports Third Quarter 2006 Financial Results, February 9, 2006

SELECTED FINANCIAL DATA

Operating Statement Data:

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

	Three months ended December 31,		Nine months ended December 31,
	2005	2004	2005	2004
Revenue:
Product revenue	$2,958,000	$2,260,000	$9,686,000	$6,366,000
Other revenue	30,000	—	340,000	—

Total revenue	2,988,000	2,260,000	10,026,000	6,366,000
Operating expenses:
Cost of product revenue	817,000	1,029,000	2,663,000	2,865,000
Research and development	1,236,000	1,039,000	3,750,000	3,703,000
Selling, general and administrative	1,341,000	1,242,000	3,819,000	3,410,000

Total operating expenses	3,394,000	3,310,000	10,232,000	9,978,000
Loss from operations	(406,000)	(1,050,000)	(206,000)	(3,612,000)
Investment income	204,000	107,000	553,000	305,000
Other income	—	750,000	1,170,000	750,000

Net income (loss)	$(202,000)	$(193,000)	$1,517,000	$(2,557,000)

Earnings (loss) per share:
Basic	$(0.01)	$(0.01)	$0.05	$(0.09)
Diluted	$(0.01)	$(0.01)	$0.05	$(0.09)
Weighted average shares outstanding:
Basic	30,105,000	30,065,000	30,099,000	30,056,000
Diluted	30,105,000	30,065,000	30,667,000	30,056,000
Balance Sheet Data:

	December 31, 2005	March 31, 2005
Cash and investments	$23,076,000	$23,523,000
Total assets	29,227,000	27,607,000
Stockholders’ equity	25,860,000	24,290,000

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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